CONTACTS:

Joel Bennett                                     Philip Bourdillon/Eugene Heller
Chief Financial Officer                          Silverman Heller Associates
(310) 456-7799                                   (310) 208-2550


                              JAKKS PACIFIC REPORTS
                          NET SALES AND INCOME FOR 2001

                      -- Further Growth Expected in 2002 --

MALIBU, CALIFORNIA -- FEBRUARY 12, 2002 -- JAKKS PACIFIC, INC. (NASDAQ NM: JAKK) today reported net sales and net income for its fiscal fourth quarter and year ended December 31, 2001.

For the year, net sales were a record $284.4 million compared to $252.3 million in 2000, an increase of 12.7%. Net income on a pro forma basis increased 11.5% to $32.0 million, or $1.65 per diluted share, from $28.7 million, or $1.41 per diluted share, in the prior year. Including a special reserve of $5.0 million relating to Kmart Corporation's recent bankruptcy filing, net income was $28.2 million, or $1.45 per diluted share. Also included in the full year net income are non-cash charges of $2.6 million and $0.1 million for 2001 and 2000, respectively, relating to the 2000 price reset of certain of the Company's outstanding stock options. In 2001, the THQ/JAKKS joint venture contributed profit of $6.7 million compared to $15.9 million in 2000. Fully diluted shares outstanding were 19.4 million in 2001 and 20.3 million in 2000.

Fourth-quarter net sales were $61.4 million compared to $59.1 million a year ago, and net income on a pro forma basis was $8.1 million, or $0.42 per diluted share, compared to net income of $6.0 million, or $0.32 per diluted share, in the fourth quarter of 2000. Including the special reserve of $5.0 million, net income was $4.4 million, or $0.22 per diluted share. Also included in the fourth quarter results were non-cash charges of $1.1 million and $0.1 million for 2001 and 2000, respectively, relating to the 2000 stock option price reset. In the fourth quarter of 2001, the THQ/JAKKS joint venture contributed profit of $5.7 million compared to $7.7 million in 2000. Fully diluted shares outstanding were
19.8 million in 2001 and 18.6 million in 2000.

"While 2001 was clearly a challenging year for our economy and the retail industry, JAKKS nonetheless remained true to its core business model and was able to continue both internal and external growth," noted Jack Friedman, Chairman and Chief Executive Officer of JAKKS Pacific. "We are proud that despite a difficult year the retail sector has endured, we have continued our year-over-year growth, and kept tight reins on our operations both domestically and overseas. Now more than ever we are looking forward to aggressively looking to new distribution channels to further propel our position with the industry."

At fiscal year-end, JAKKS Pacific had $115.1 million in working capital, including $62.2 million in cash and marketable securities, nominal debt, and shareholders' equity of approximately $244.4 million. "Given our exceptionally strong balance sheet, in addition to $50 million in available credit, we are in an excellent position to continue to execute on our strategy of internal and external growth in 2002," continued Friedman.

"We expect 2002 will be another record year for JAKKS, with new introductions expected in all segments," said Stephen Berman, President and Chief Operating Officer of JAKKS Pacific. "New introductions this year include new writing instruments using gel ink technologies, extensions to our extreme sports toy lines with gyros, and new World Wrestling Federation(R) action figures and accessories scheduled for release this year. Likewise, with the industry's transition to new video game hardware essentially complete, and with several exciting new titles due for release, we anticipate substantially higher profits from JAKKS' World Wrestling Federation video game joint venture with THQ Inc. In light of two recent announcements -- our distribution arrangement with Funtastic Limited in Australia, and our acquisition of Kidz Biz Ltd. in the UK -- international sales, which last year represented approximately 11.8% of total net sales, are expected to play an increasingly important role in top-line growth.

"Also in 2002, with the inclusion of the Toymax acquisition, we expect to have record sales of $360 million to $380 million and diluted earnings per share of $1.90 to $2.01. These numbers reflect a substantial paring down of Toymax sales in order for us to focus on their more profitable products and streamline operations to increase overall profitability. We expect that Toymax operations will be fully integrated by the end of 2002.

"Much of the growth we anticipate in 2002 will be based on relationships we recently initiated or extended," continued Berman. "Among the highlights was unquestionably our signing of a long-term master activity toy and stationery licensing agreement with Nickelodeon, under which our Flying Colors division will continue to develop a variety of products based on such popular properties as Dora The Explorer(TM), Jimmy Neutron Boy Genius(TM), and SpongeBob SquarePants(TM). Additionally, Flying Colors will introduce a number of new Nickelodeon-branded compound product lines, including Smatter(TM) and Skweeez(TM), and extensions for Goooze(R) and Crystal Zyrofoam(R). JAKKS also signed several other licensing agreements, covering a variety of properties and product categories, which will contribute to top- and bottom-line growth in 2002. Among these are the perennially popular Barney(R); The Scorpion King action-adventure film; Power Rangers(R) and Junkyard Wars television series; and Ice Age, an animated epic. And, we will be introducing lines of Disney art/activity and junior sports products based on classic characters as well as new filmed entertainment."

JAKKS will conduct a teleconference in conjunction with today's release. The teleconference begins at 7:00 a.m. PST (10:00 a.m. EST) today, Tuesday, February 12, 2002. One may listen in via the Internet at www.jakkspacific.com. For those unable to attend, a playback of the call will be available from 9:00 a.m. PST (1:00 p.m. EST) on February 12, 2002 through 5:00 p.m. PST (8:00 p.m. EST) on February 13, 2002. You may access the playback by calling (800) 633-8284 (or for international callers 858-812-6440) and providing reservation number 18163171.

JAKKS Pacific is a multi-brand toy company that designs, develops, produces and markets toys and related products under various brand names (including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R) and Pentech(R)) in multiple product categories, including: Wheels; Action Figures; Art/Activities/Stationery; Infant/Pre-School; Writing Instruments; Plush; and Dolls. The Company also participates in a joint venture that has exclusive worldwide rights to publish and market World Wrestling Federation(R) video games. Additional information is available at www.jakkspacific.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein.

                            (Financial Tables Follow)

                                Income Statement


                      JAKKS PACIFIC, INC. AND SUBSIDIARIES
                   FOURTH QUARTER EARNINGS ANNOUNCEMENT, 2001
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                    THREE MONTHS ENDED DECEMBER 31,     TWELVE MONTHS ENDED DECEMBER 31,
                                                    -------------------------------     --------------------------------
                                                         2001              2000              2001              2000
                                                    -------------     -------------     -------------     -------------
Net sales                                           $  61,437,819     $  59,090,061     $ 284,309,021     $ 252,287,943
Less cost of sales
     Cost of goods                                     31,406,527        30,137,625       134,009,863       120,880,712
     Royalty expense                                    4,322,192         3,701,909        23,045,209        23,254,482
     Amortization of tools and molds                    1,755,817         2,367,208         7,167,189         5,745,610
                                                    -------------     -------------     -------------     -------------
     Cost of sales                                     37,484,536        36,206,742       164,222,261       149,880,804
                                                    -------------     -------------     -------------     -------------
         Gross profit                                  23,953,283        22,883,319       120,086,760       102,407,139
Direct selling expenses                                11,012,546        13,341,891        39,674,382        40,356,329
Selling, general and administrative expenses           12,706,101         8,414,450        44,847,765        36,551,236
Acquisition shut-down and recall costs                    175,264           396,423         1,214,101         1,468,798
Depreciation and amortization                           1,469,703         1,075,683         5,052,356         3,527,307
                                                    -------------     -------------     -------------     -------------
         Income from operations                        (1,410,331)         (345,128)       29,298,156        20,503,469

     Profit from Joint Venture                         (5,708,198)       (7,738,184)       (6,675,428)      (15,905,860)
     Interest, net                                       (524,399)         (733,998)       (2,056,526)       (3,833,359)
     Other                                                   --                --                --             (91,670)
                                                    -------------     -------------     -------------     -------------
Income before provision for income taxes                4,822,266         8,127,054        38,030,110        40,334,358
Provision for income taxes                                432,597         2,098,400         9,797,209        11,696,963
                                                    -------------     -------------     -------------     -------------
Net income                                          $   4,389,669     $   6,028,654     $  28,232,901     $  28,637,395
                                                    =============     =============     =============     =============
     Earnings per share - diluted                   $        0.22     $        0.32     $        1.45     $        1.41
     Shares used in earnings per share - diluted       19,762,655        18,621,239        19,409,925        20,281,475

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,          DECEMBER 31,
                                                              2001                  2000
                                                          -------------         -------------
                                     ASSETS

Current assets:
     Cash and cash equivalents                            $  25,036,203         $  29,275,424
     Marketable securities                                   37,119,071            13,617,912
     Accounts receivable, net                                52,888,452            47,053,699
     Inventory, net                                          32,023,960            30,534,826
     Prepaid expenses and other current assets               11,108,075             8,150,507
                                                          -------------         -------------
        Total current assets                                158,175,761           128,632,368
                                                          -------------         -------------
            working capital                                 115,121,728            86,896,973
Property and equipment                                       33,515,575            29,636,719
Less accumulated depreciation and amortization               17,762,905            10,653,467
                                                          -------------         -------------
     Property and equipment, net                             15,752,670            18,983,252
                                                          -------------         -------------

Notes receivable - officers                                   2,224,000             2,450,000
Goodwill, net                                                89,863,415            74,590,189
Trademarks & other intangibles, net                          11,567,679            12,104,546
Investment in joint venture                                   7,893,312             9,758,359
Other assets                                                  2,945,076             2,203,679
                                                          -------------         -------------
        Total assets                                      $ 288,421,913         $ 248,722,393
                                                          =============         =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued expenses                $  35,602,252         $  33,712,040
     Current portion of long term debt                           22,560               400,000
     Income taxes payable                                     7,429,221             7,623,355
                                                          -------------         -------------
        Total current liabilities                            43,054,033            41,735,395
                                                          -------------         -------------

Long term debt                                                   72,510             1,000,000
Deposits held                                                   135,160                    --
Deferred income taxes                                           756,817             1,456,817
                                                          -------------         -------------
                                                                964,487             2,456,817
                                                          -------------         -------------
        Total liabilities                                    44,018,520            44,192,212

Stockholders' equity:
     Common stock, $.001 par value                               20,320                19,485
     Additional paid-in capital                             168,114,819           156,475,343
     Treasury Stock, at cost                                (12,911,483)          (12,911,483)
     Retained earnings                                       89,179,737            60,946,836
                                                          -------------         -------------
                                                            244,403,393           204,530,181
                                                          -------------         -------------
        Total liabilities and stockholders' equity        $ 288,421,913         $ 248,722,393
                                                          =============         =============
                                                                     --                    --